Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 31, 2017, with respect to the consolidated balance sheet of Advantage Insurance Holdings Ltd. (now known as Advantage Insurance Inc.) as of December 31, 2015, and the related consolidated statements of total comprehensive income, changes in equity and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in Registration Statement (Form S-1) of Advantage Insurance Inc.

/eg/KPMG in the Cayman Islands

Grand Cayman, Cayman Islands
December 1, 2017